Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact:

Lynn Pieper

Westwicke Partners

(415) 202-5678

Lynn.pieper@westwicke.com

AtriCure Reports First Quarter 2013 Financial Results

Highlights

•	Revenue of $19.4 million – up 11.2%; 11.1% constant currency

•	U.S. sales of $14.6 million – up 11.0%

•	International sales of $4.8 million – up 11.9%; 11.7% constant currency

WEST CHESTER, Ohio – May 2, 2013 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in the development of technologies and solutions for the treatment of atrial fibrillation, or Afib, and systems for the exclusion of the left atrial appendage, today announced financial results for the first quarter of 2013.

“Our first quarter results reflect double digit revenue growth, balanced globally. We are starting to see the results of our training and education efforts in capturing market share” said Mike Carrel, President and Chief Executive Officer of AtriCure. Mr. Carrel continued, “We will continue to invest in transforming AtriCure into a commercially focused organization using training and clinical outcomes to accelerate revenue growth.”

First Quarter 2013 Financial Results

Revenue for the first quarter of 2013 was $19.4 million, an increase of $2.0 million or 11.2% (11.1% on a constant currency basis), compared to first quarter 2012 revenue. Domestic revenue increased 11.0% to $14.6 million, driven by strong sales of ablation-related open-heart products and AtriClip products. International revenue was $4.8 million, an increase of $0.5 million or 11.9% (11.7% on a constant currency basis) when compared to $4.3 million for the first quarter of 2012. International revenue growth was driven primarily by increased sales in Asia.

Gross profit for the first quarter of 2013 was $14.1 million compared to $12.8 million for the first quarter of 2012. Gross margin for the first quarter of 2013 and 2012 was 72.5% and 73.0%, respectively. The decrease in gross margin was due primarily to the initiation of the medical device excise tax.

Operating expenses for the first quarter of 2013 increased 11.5%, or $1.6 million, compared to the first quarter of 2012. The increase in operating expenses was driven primarily by an increase in selling, marketing and training expenses.

Loss from operations for the first quarter of 2013 was $1.8 million compared to $1.5 million for the first quarter of 2012. Net loss per share was $0.10 for the first quarter of 2013 and 2012.

Cash, cash equivalents and investments were $36.0 million at March 31, 2013 and cash used in operations during the first quarter of 2013 was $2.6 million.

2013 Guidance

Management affirms the previous guidance that 2013 revenue will be in the range of $76.5—$78.0 million, an increase of 9—11% from 2012.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $3.0 to $5.0 million including the impact of the medical device excise tax which is estimated to be in the range of $0.8—$1.0 million for 2013. Management expects to continue making investments targeted at future revenue growth.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, May 2, 2013 to discuss its first quarter 2013 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com.

You may also access this call through an operator by calling (888) 680-0892 for domestic callers and (617) 213-4858 for international callers at least 15 minutes prior to the call start time using reservation code 31020101.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will also be available through June 2, 2013. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 45139601.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative Atrial Fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of Atrial Fibrillation. AtriCure’s Synergy Ablation System is the first and only device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage (LAA) exclusion device is the most widely implanted device for LAA management worldwide. The company believes cardiothoracic surgeons are adopting its ablation and LAA management devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 5.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenue:
Open-heart	$9,121	$8,486
Minimally invasive	3,132	2,948
AtriClip	2,386	1,759

Total United States	14,639	13,193
International	4,791	4,283

Total revenue	19,430	17,476
Cost of revenue	5,344	4,724

Gross profit	14,086	12,752
Operating expenses:
Research and development expenses	3,506	3,389
Selling, general and administrative expenses	12,380	10,859

Total operating expenses	15,886	14,248

Loss from operations	(1,800)	(1,496)
Other expense	(138)	(121)

Loss before income tax expense	(1,938)	(1,617)
Income tax expense	(5)	(3)

Net (loss) income	$(1,943)	$(1,620)

Basic and diluted net loss per share	$(0.10)	$(0.10)

Weighted average shares used in computing net loss per common share:
Basic and diluted	19,544	16,016

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash, cash equivalents and short-term investments	$36,029	$12,000
Accounts receivable, net	11,135	9,948
Inventories	5,693	5,718
Other current assets	1,500	873

Total current assets	54,357	28,539
Property and equipment, net	3,455	3,430
Intangible assets	29	32
Other assets	286	430

Total assets	$58,127	$32,431

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,664	$10,176
Current maturities of long-term debt and capital lease obligations	2,030	2,029

Total current liabilities	12,694	12,205
Long-term debt and capital lease obligations	5,899	6,407
Other liabilities	934	1,319

Total liabilities	19,527	19,931
Stockholders’ equity:
Common stock	21	17
Additional paid-in capital	151,340	123,157
Other comprehensive (loss) income	(67)	77
Accumulated deficit	(112,694)	(110,751)

Total stockholders’ equity	38,600	12,500

Total liabilities and stockholders’ equity	$58,127	$32,431

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(1,943)	$(1,620)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	518	688
Depreciation and amortization	461	479
Amortization of deferred financing costs	21	52
Loss (gain) on disposal of equipment	15	(13)
Amortization/accretion on investments	(3)	11
Change in allowance for doubtful accounts	8	14
Changes in assets and liabilities
Accounts receivable	(1,231)	(177)
Inventories	(1)	(450)
Other current assets	(634)	(133)
Accounts payable and accrued liabilities	88	128
Other non-current assets and liabilities	127	(63)

Net cash used in operating activities	(2,574)	(1,084)
Cash flows from investing activities:
Purchases of available-for-sale securities	(2,549)	(1,496)
Maturities of available-for-sale securities	1,555	1,437
Purchases of equipment	(455)	(662)
Net proceeds from the sale of assets	—	24

Net cash used in investing activities	(1,449)	(697)
Cash flows from financing activities:
Net proceeds from sale of stock	26,912	—
Proceeds from debt borrowings	—	10,000
Payments on debt and capital leases	(507)	(6,552)
Proceeds from stock option exercises	1,002	213
Payment of debt fees	(25)	(25)
Shares repurchased for payment of taxes on stock awards	(245)	(198)

Net cash provided by financing activities	27,137	3,438
Effect of exchange rate changes on cash and cash equivalents	(83)	2

Net increase in cash and cash equivalents	23,031	1,659
Cash and cash equivalents - beginning of period	7,753	9,759

Cash and cash equivalents - end of period	$30,784	$11,418

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended March 31,
	2013	2012
Net loss, as reported	$(1,943)	$(1,620)
Income tax expense	5	3
Other expense (a)	138	121
Depreciation and amortization expense	461	479
Share-based compensation expense	518	688

Non-GAAP adjusted loss (adjusted EBITDA)	$(821)	$(329)

	Three Months Ended March 31,
	2013	2012
(a) Other includes:
Net interest expense	$(169)	$(222)
Grant income	—	61
Gain due to exchange rate fluctuation	45	3
Non-employee stock option (expense) income	(14)	37

Other expense	$(138)	$(121)

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